TEXAS-NEW MEXICO POWER COMPANY EXECUTIVE AGREEMENT FOR
               SEVERANCE COMPENSATION UPON CHANGE IN CONTROL

       This Texas-New Mexico Power Company Executive Agreement for Severance Compensation Upon Change in Control ("Agreement") dated November 11, 1993, is by and between Texas-New Mexico Power Company ("Company") and D. R. BARNARD ("Executive").
                             Witnesseth That:
       WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and
       WHEREAS, the Company has determined that in order to best establish and maintain such sound and vital management it is appropriate to establish certain means for reinforcing and encouraging the continued attention and dedication of the Executive as a part of the management of the Company such that they may continue their assigned duties in a proper and efficient manner without distraction because of the possibility of a Change in Control of the Company; and
       WHEREAS, the Executive is willing to continue to serve the Company but is concerned about the possible effects any Change in Control might have on his duties and responsibility and status as an Executive:

       NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Company and Executive hereby enter into this Agreement setting forth the severance compensation and extended benefits which the Company agrees it will pay to the Executive if the Executive's employment with the Company terminates under the circumstances described herein:
  1)   Company's Right to Terminate
       Prior to a Change in Control of the Company as herein defined, this Agreement shall terminate if Executive shall resign or retire voluntarily, become disabled, or die. Except as provided in paragraph 3)a)(vi) hereof, this Agreement shall also terminate if Executive's employment by the Company shall be terminated, with or without Cause, as herein defined, prior to any Change in Control of the Company by action of either the Board of Directors or Chief Executive Officer of the Company, as applicable.
  2)   Term
       a) The term of this Agreement (the "Term") shall commence as of the date of this Agreement and shall expire as of the earliest of (i) the third annual anniversary of the date hereof; provided that the Board of Directors, by resolution duly adopted, may extend the Term of this Agreement from time to time, or (ii) termination of the Executive's employment because of death, Disability,


<page 2>

 voluntary termination or retirement by the Executive for other than Good Reason, or Cause (as those terms may be herein defined);
       b) Any obligation which has vested under the terms of the Agreement and remains unpaid as of the date the Agreement expires or is terminated shall survive such expiration or termination and be enforceable under the terms of the Agreement.
  3)   Change in Control of the Company
       a) For the purposes of this Agreement, a Change in Control of the Company is defined as the occurrence of any one of the following events: (i) there shall be consummated any consolidation or merger of the Company into or with another corporation or other legal person, and as a result of such consolidation or merger less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transactions are held in the aggregate by holders of Voting Stock, as herein defined, of the Company immediately prior to such transactions;
          or (ii) any sale, lease, exchange or other transfer, whether in one transaction or any series of related transactions, of all or significant portions of the assets of the Company to any other corporation or other

<page 3>

 legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale, lease, exchange, or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale, lease, exchange, or transfer; or
(iii) the shareholders of the Company approve any plan for the liquidation or dissolution of the Company; or (iv) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes, either directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 15% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock"); provided that the Trustee of the Thrift Plan shall not be deemed such a person for the purposes of this Section 3(iv); or (v) if at any time during a fiscal year a majority of the Board of Directors of the Company shall be replaced by persons who were not recommended for those positions by at least two-thirds of the directors of the Company who were directors of the Company at the beginning of the fiscal year; or (vi) the

<page 4>

Executive's employment is terminated for other than Cause or the Executive is removed from office or position with the Company in either case following commencement by one or more representatives of the Company of discussions (authorized by the Board of Directors or Chief Executive Officer of the Company) with a third party that ultimately results in the occurrence of an event described in clauses (i), (ii), (iii), (iv), or (v) herein, regardless of whether such third party is a party to such occurrence, in which event, for the purposes of this Agreement, the date of the authorization of such discussions is deemed to be the date of the Change in Control of the Company;
       b) For all purposes of this paragraph 3), the term Company, as previously defined herein, shall include TNP Enterprises, Inc., the parent of Texas-New Mexico Power Company.
  4)   Termination Following Change in Control of the Company
    a) Termination
       If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in paragraph 5 upon the subsequent termination of the Executive's employment with the Company by the

<page 5> Executive or by the Company unless such termination is the result of (i) the Executive's death, (ii) the Executive's Disability, (iii) the Executive's decision voluntarily to terminate his employment or retire, but only if Good Reason does not exist, or (iv) the Executive's termination for Cause. Notwithstanding anything in this Agreement to the contrary, termination of the Executive shall not have been for Cause if termination occurred because of (i) bad judgement or negligence on the part of the Executive unless it is demonstrable from historical events that the Executive's bad judgement or negligence shall have been of such an extensive and ongoing nature that it rendered the Executive unable adequately to perform his duties; or (ii) an act or omission believed by the Executive in good faith to have been in, or at least not opposed to, the Company's best interests.
            For the purposes of this paragraph a), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, by the Executive without good faith. Good faith shall be based upon a reasonable belief that the action or omission was in, or at least not opposed to, the best interests of the Company.
    b) Disability

<page 6>


       For the purposes of this Agreement, Disability shall mean that the Executive is incapacitated due to physical or mental illness or injury and shall have been unable to perform his duties for the Company on a full time basis for six months and, within 30 days after written Notice of Termination is thereafter given by the Company, the Executive shall not have returned to the full time performance of his duties.
    c) Cause
       For the purposes of this Agreement, Cause shall mean (i) the willful and continued failure by the Executive substantially to perform his duties with the Company (excluding any failure resulting from Disability), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company setting forth the manner in which the Executive has not been substantially performing his duties and providing the Executive an opportunity to appear before the Board of Directors of the Company with counsel in order to respond to such notice; (ii) the performance by the Executive of any act or acts constituting a felony involving moral turpitude and which results or is

<page 7>

 intended to result in damage or harm to the Company, whether monetary or otherwise, or which results in or is intended to result in improper gain or personal enrichment; and (iii) violations of the Company's Personnel Policy Manual, as constituted at any time prior to a Change in Control, concerning personal conduct; provided, that the Company must follow its disciplinary procedures as set forth therein.
    d) Good Reason
       The Executive may terminate the Executive's employment with the Company and retain his rights to benefits hereunder if Good Reason exists at any time following a Change in Control of the Company. For the purposes of this Agreement, Good Reason shall mean any of the following, unless the Executive has expressly consented in writing otherwise:
          (i) within six months after a Change in Control of the Company occurs, the Executive, at his discretion, determines that he will not be able to work in a harmonious and effective manner in the performance of his duties on behalf of the Company; provided that, notwithstanding anything in this Agreement to the contrary, the six month period set forth above does not commence until the satisfaction of all conditions precedent to and the closing of the transactions contemplated

<page 8>

               in paragraph 3)a) (i), (ii), (iii), (iv), or (v)
              of this Agreement;
         (ii) the Executive is assigned by the Company to a position or duties which are inconsistent with or materially different from the Executive's duties or position with the Company immediately prior to the Change in Control of the Company;
        (iii) the Company removes the Executive from or fails to re-elect the Executive to any positions or offices held by the Executive immediately prior to the Change in Control of the Company, unless such action is for Disability, Cause, the Executive's death or the Executive's voluntary termination or retirement if Good Reason does not exist prior to such termination or retirement;
         (iv) the Executive's base salary or total compensation
              in effect immediately prior to the Change in
              Control of the Company is reduced by the Company;
          (v) the Company fails to increase the Executive's base salary and total compensation after the Change in Control of the Company by the average percentage increase in base salary and total compensation of other persons holding similar positions and titles within the Company;

<page 9>
         (vi) any failure by the Company to continue in effect any benefit plan or arrangement, or related trust, in which the Executive is participating or in which he may participate at the time of a Change in Control of the Company. Such plans, arrangements, or related trusts (collectively "Plans"), include, but are not limited to, Texas-New Mexico Power Company's Thrift Plan for Employees and Trust Agreement ("Thrift Plan"), Texas-New Mexico Power Company's Pension Plan ("Pension Plan"), Excess Benefit Plan, group life insurance plan, medical, dental, accident and disability plans and any other plans and related trusts which might exist at the time of a Change in Control of the Company; the Company's obligation hereunder to continue in effect any benefit plan or arrangement includes the obligation to irrevocably fund such Plans to the fullest extent allowed by any applicable rules and regulations, within 90 days of the occurrence of a Change in Control of the Company, and to maintain such funding thereafter;
        (vii) any action taken by the Company which would adversely affect the Executive's participation in
<page 10>
              or reduce the Executive's benefits received from any Plan;
       (viii) any action requiring the Executive to relocate outside the county in which he was officed prior to the Change in Control of the Company, except for travel required in the performance of his duties for the Company to an extent substantially consistent with the Executive's travel obligations immediately prior to a Change in Control of the Company;
         (ix) any failure by the Company to provide an automobile of similar style, class and size which was provided to the Executive by the Company immediately prior to a Change in Control of the Company;
          (x) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive was entitled immediately prior to a Change in Control of the Company;
         (xi) any material breach by the Company of any provision of this Agreement following a Change in Control of the Company;

<page 11>


        (xii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company;
       (xiii) any purported termination by the Company not in compliance with the Notice of Termination provision in paragraph 4)e) below following a Change in Control of the Company; and
        (xiv) after a Change in Control of the Company, the Company gives notice to the Executive that the term of this Agreement shall not be extended as provided in paragraph 2)a)(i).
    e) Notice of Termination
       Any termination of the Executive by the Company pursuant to paragraphs 4)b) or 4)c) for Disability or Cause shall be communicated by a Notice of Termination in substantial compliance with the provisions of paragraph 8). For the purpose of this Agreement, a Notice of Termination shall mean a written notice which shall indicate the specific provisions in this Agreement relied upon for termination of Executive's employment and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For the purposes of this Agreement, no purported termination by the

<page 12>

     Company shall be effective without such Notice of Termination.
    f) Effective Date of Termination
       Any termination of the Executive for Disability or Cause pursuant to paragraphs 4)b) or 4)c) shall be effective 30 calendar days after the Notice of Termination is delivered to the Executive; provided that, in the event the termination is for Disability as set out in paragraph
       4)b), the Executive has not returned to full time performance of his duties within the 30-day period. All other terminations subject to the terms of this Agreement, whether by the Company or the Executive, shall be effective immediately upon the giving of the Notice of Termination.
  5)   Severance Compensation upon Termination of Employment
    If, during the period commencing upon a Change in Control of the Company and ending two years following the satisfaction of all conditions precedent to and consummation of an event described in clauses (i), (ii), (iii), (iv), or (v) of paragraph 3), the Company shall terminate the Executive's employment for any reason other than as a result of the Executive's death or the reasons set out in paragraphs 4)b) or 4)c) in full compliance of the requirements for notice set out in paragraph 4)e) or if the Executive shall

<page 13>

     terminate his employment with the Company when Good Reason exists, then the Company shall provide for and pay to the Executive the following compensation:
    a) severance pay in a lump sum, in cash, no later than the fifth calendar day following the date of termination, an amount equal to three times the annual salary as calculated by reference to the Executive's rate of pay set forth in the Company's payroll records and in effect for the Executive immediately prior to a Change in Control of the Company;
    b) medical, dental, disability and life insurance and other employee benefits upon the same terms and conditions and at the same cost to the Executive that existed immediately prior to the Change in Control of the Company for the lesser of three years or until substantially similar employee benefits are available through other employment;
    c) if the Executive is fifty years of age or older and has at least twenty years of service with the Company, the Company, in addition to the foregoing benefits, shall pay to the Executive, as an early retirement incentive, an amount, on a monthly basis for the remainder of his life, that is equal to what the Executive's retirement pay would be, calculated using the formula set forth in the

<page 14>

       Company's Pension Plan as supplemented by the Excess Benefit Plan based upon the base salary earned by the Executive for the necessary number of years immediately prior to the Change in Control of the Company and the number of service credits that the Executive would accumulate if he continued his employment until age 62; provided that to the extent that the Executive would be entitled to retire on the date of termination or upon his achieving an age upon which the Executive could retire pursuant to the Company's Pension Plan as supplemented by the Excess Benefit Plan, and receive payments pursuant to said Pension Plan and Excess Benefit Plan, the Company's obligation to make monthly payments shall be equal to the difference between the amount actually received by the Executive under the Pension Plan as supplemented by the Excess Benefit Plan and the amount required to be paid by the Company as set forth above; provided further that if the Executive becomes entitled to any of the benefits set forth in paragraph 5)b) as a retiree under the Company's Pension Plan on or after the date of termination, then the benefits provided under said Pension Plan and Excess Benefit Plan shall be substituted for and take the place of the benefits that the Company would otherwise be required to provide; and further provided that to the

<page 15>

       extent any payment or obligation to pay under this paragraph 5)c) is determined by the Internal Revenue Service to be subject to taxation upon the net present value of the stream of payments for which the Company is obligated to pay, then the Company shall pay to the Executive within 30 days of such determination, a lump sum equal to the amount determined by the Internal Revenue Service to be subject to taxation;
    d) without limiting the generality or effect of any other provision hereof, employee benefit plan, arrangement, or related trust referred to in paragraph 4)d)(vi), the Company shall fully fund each Plan in which the Executive is a participant or is otherwise entitled to payments or benefits within 5 calendar days of the termination of the Executive's employment;
    e) any excise tax payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of the payment of the amounts described in subparagraphs a), b), and c); and
    f) any additional federal, state, or local income tax liability (calculated at the highest effective rate applicable to individuals) and excise tax liability (under Section 4999 of the Code) attributable to payments made pursuant to this paragraph 5) hereof.

<page 16>


  6)   No Obligation to Mitigate Damages; No Effect on Other
       Contractual Rights
    a) The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the date of termination. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise;
    b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as

<page 17>

 a result of the passage of time, under any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement.
  7)   Successor to the Company
    a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this paragraph 7, Company shall have the same meaning as hereinbefore defined and shall include any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at

<page 18>

       any time during the term of this Agreement, the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, the Company as used in paragraphs 3, 4, 5, 12, and 13 hereof shall in addition include such employer. In such event, the Company shall pay or shall cause such employer to pay any amount owed to the Executive pursuant to paragraph 5 hereof;
    b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate;
    c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in paragraph 7)a) above. Without limiting the generality of the foregoing, the Executive's right to

<page 19>

       receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph 7)c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred, or delegated;
    d) The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of this Agreement.
  8)   Notice
    For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:
    If to the Company:
              Texas-New Mexico Power Company

<page 20>


              4100 International Plaza, Tower II
              Fort Worth, Texas  76109
       If to the Executive:
              4361 Westdale Dr.
              Fortworth, Texas 76109
    or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
  9)   Miscellaneous
    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

<page 21>


 10)   Validity
    The invalidity or unenforceability of any provision or any part of a provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.
 11)   Counterparts
    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
 12)   Legal Fees and Expenses
    The Company is aware that the Board of Directors or a shareholder of the Company or the Company's parent may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company or the Company's parent to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would

<page 22>

 substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this paragraph 12, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between

<page 23>

 the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of the Company's failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof. Such fees and expenses shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis, within thirty days following receipt by the Company of statements of such counsel in accordance with such counsel's customary practice. In no event shall the Executive be required to reimburse the Company for attorneys' fees or expenses previously paid on behalf of the Executive or reimbursed to the Executive, or for any attorneys' fees or expenses incurred by the Company in connection with any contest of validity or enforceability of this Agreement or any provisions hereof; provided, however, that any litigation by the Executive, whether as plaintiff or defendant, shall be in good faith.
 13)   Confidentiality
    The Executive shall retain in confidence any and all confidential information known to the Executive concerning

<page 24>

 the Company and its business so long as such information is not otherwise publicly disclosed.
    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               TEXAS-NEW MEXICO POWER COMPANY



                               By  \s\ Dwight Spurlock
                                  Name:   D. R. Spurlock
                                  Title:  Interim President &
                                          Chief Executive
                                          Officer


                                  \s\ D. R. Barnard
                                  Name: D. R. BARNARD
                                  Title: Sector Vice President
                                  & Chief Officer
ATTEST:

B. Jan Adkins
       Asst.Secretary

<page 25>


EXECUTIVE POSITIONS*
EXECUTION DATE
TERM


Sector Vice President & Chief
Financial Officer
November 11, 1993
3 years


Sector Vice President - Revenue
Production
November 11, 1993
3 years


Vice President - Chief Engineer
November 11,
1993
3 years


Vice President - Corporate
Affairs
November 11, 1993
3 years


Vice President - Corporate
Services/Generation
November 11, 1993
3 years


Corporate Secretary & General
Counsel
November 11, 1993
3 years


Treasurer
November 11, 1993
3 years


Assistant Vice President/Manager
- - Contracts & Regulatory Projects
November 11, 1993
3 years


Assistant Corporate Secretary
November 11, 1993
3 years


Division Manager - Central
November 11, 1993
3 years


Division Manager - New Mexico
November 11, 1993
3 years


Division Manager - Northern
November 11, 1993
3 years


Division Manager - Southeast
November 11, 1993
3 years


Division Manager - Western
November 11, 1993
3 years


Plant Manager - TNP One
November 11, 1993
3 years



  *  Names of the individuals who are parties to the listed
     Agreements have been omitted. Each Agreement inures to the benefit of the person holding the position indicated above at any point in time.